As filed with the Securities and Exchange Commission on April 8, 1998
                                                     Registration No. 333-45459

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             PRE-EFFECTIVE AMENDMENT

                                    NO. 1 TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    THE FIRST AMERICAN FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

CALIFORNIA                                                 6361                                         95-1068610
(State or Other Jurisdiction of                (Primary Standard Industrial                       (I.R.S. Employer
Incorporation of Organization)                   Classification Code No.)                      Identification No.)

                              114 EAST FIFTH STREET
                        SANTA ANA, CALIFORNIA 92701-4642
                                 (800) 854-3643
          (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

               MARK R ARNESEN, ESQ.                          (Copy to)
                     SECRETARY                           NEIL W. RUST, ESQ.
     THE FIRST AMERICAN FINANCIAL CORPORATION            WHITE & CASE LLP
               114 EAST FIFTH STREET                  633 WEST FIFTH STREET
            SANTA ANA, CALIFORNIA 92701           LOS ANGELES, CALIFORNIA 90071
                  (714) 558-3211                           (213) 620-7700
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)

         Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. (__)

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (_) Registration No.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (_) Registration No.

                                              CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                          Proposed               Proposed
                                                 Amount                  Maximum                  Maximum              Amount of
   Title of Each Class of Securities              To Be                Aggregate Price           Aggregate           Registration
           To Be Registered                    Registered                Per Unit(1)         Offering Price(1)          Fee(1)
-----------------------------------------------------------------------------------------------------------------------------------
    Common stock, $1.00 par value            262,152 shares            $64.188                  $16,827,013            $4,964(2)
===================================================================================================================================

    (1) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE IN ACCORDANCE WITH RULES 457(C) AND (F)(1) UNDER THE SECURITIES ACT OF 1933, BASED ON THE AVERAGE OF THE HIGH AND LOW PRICES OF THE COMMON STOCK REGISTERED ON THE NEW YORK STOCK EXCHANGE AS OF APRIL 3, 1998.

    (2)  A SUM OF $37,791 WAS PREVIOUSLY PAID AT THE INITIAL FILING.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED APRIL 8, 1998.

PROSPECTUS

                              262,152 COMMON SHARES

                    THE FIRST AMERICAN FINANCIAL CORPORATION


          OFFER BY FIRST AMERICAN TITLE INSURANCE COMPANY TO EXCHANGE COMMON SHARES OF THE FIRST AMERICAN FINANCIAL CORPORATION FOR EACH COMMON SHARE OF FIRST AMERICAN HOME BUYERS PROTECTION CORPORATION AND EACH COMMON SHARE OF FIRST AMERICAN TITLE GUARANTY HOLDING COMPANY NOT CURRENTLY OWNED BY FIRST AMERICAN TITLE INSURANCE COMPANY

          First American Title Insurance Company, a California corporation ("FATICO"), a wholly-owned subsidiary of The First American Financial Corporation, a California corporation (the "Company") hereby offers to exchange with each shareholder of FATICO's subsidiary, First American Home Buyers Protection Corporation ("Home Buyers"), for each properly tendered share of common stock, $1.00 par value of Home Buyers (a "Home Buyers Share"), a number of the Company's Common shares, $1.00 par value (the "Shares"), equal to the quotient of $36.69 times the number of Home Buyers Shares tendered by such shareholder, minus the value of such shareholder's debt to FATICO to be retired pursuant to the transaction (See "Selling Shareholders"), plus accrued interest thereon, divided by the closing market price on the New York Stock Exchange of the Shares on the trading date immediately prior to the commencement of the Home Buyers Exchange Offer, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (the "Home Buyers Letter of Transmittal"), which together constitute the "Home Buyers Exchange Offer." The Home Buyers Exchange Offer will commence on the date on which this Prospectus and the Home Buyers Letter of Transmittal are mailed to the holders of Home Buyers Shares. See "The Exchange Offers -- Terms of the Exchange Offers."

          Furthermore, FATICO hereby offers to exchange with each shareholder of its subsidiary, First American Title Guaranty Holding Company ("Title Guaranty"), for each properly tendered share of common stock of Title Guaranty (a "Title Guaranty Share"; and the Home Buyers Shares and Title Guaranty Shares, collectively, the "Subsidiary Shares"), a number of Shares equal to the quotient of $2,231.10 times the number of Title Guaranty Shares tendered by such shareholder, divided by the closing market price on the New York Stock Exchange of the Shares on the

(outside cover page continued)

trading date immediately prior to the commencement of the Title Guaranty Exchange Offer, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (the "Title Guaranty Letter of Transmittal"), which together constitute the "Title Guaranty Exchange Offer" (the Home Buyers Exchange Offer and the Title Guaranty Exchange Offer, collectively, the "Exchange Offers"). The Title Guaranty Exchange Offer will commence on the date on which this Prospectus and the Title Guaranty Letter of Transmittal are mailed to holders of Title Guaranty Shares. See "The Exchange Offers."

          Any shareholder desiring to accept one or both Exchange Offers (a shareholder who so accepts, a "Participant") should follow the procedures set forth in "The Exchange Offers -- Procedures for Tendering Shares."

          The Company will not receive any proceeds from the Exchange Offers. The Company has agreed to bear certain expenses of the Exchange Offers. No underwriter is being used in connection with the Exchange Offers.

          Shares issued pursuant to this Prospectus may be reoffered pursuant hereto by the holders thereof (the "Selling Shareholders") from time to time in transactions on the open market, in negotiated transactions, through the writing of options on such Shares or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing market prices.
See "Selling Shareholders."

          THE SHARES ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "FAF." ON APRIL 3, 1998, THE CLOSING PRICE OF THE SHARES ON THE NEW YORK STOCK EXCHANGE WAS $64.188 PER SHARE.

          SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS [__________] , 1998.

(inside cover page)
                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. In addition, such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Shares listed.

          This Prospectus constitutes part of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. For further information concerning the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith which may be obtained at the Commission's offices whose addresses are listed above. The Registration Statement has been filed electronically and may be obtained at the Commission's Web site listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

          The  documents  listed in (1),  (2),  (3),  (4), (5), (6), (7) and (8)
below are incorporated by reference in this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. (inside cover page continued)

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

          (2)     The Company's Report on Form 8-K dated January 23, 1998.

          (3)     The Company's Report on Form 8-K dated January 27, 1998.

          (4)     The Company's Report on Form 8-K dated March 18, 1998.

          (5)     The Company's Report on Form 8-K dated March 31, 1998.

          (6)     The Company's Report on Form 8-K dated April 7, 1998.

          (7) The description of the Shares contained in the Company's Registration Statement on Form 8-A registering its Common shares, par value $1.00 per share, under Section 12(b) of the Exchange Act, dated November 23, 1993.

          (8) The description of certain Rights to Purchase Series A Junior Participating Preferred Shares which may be transferred with the Company's Common shares, which description is contained in the Company's Registration Statement on Form 8-A, under
                  Section 12(b) of the Exchange Act, dated November 7, 1997.

          THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MARK R ARNESEN, VICE PRESIDENT AND SECRETARY, THE FIRST AMERICAN FINANCIAL CORPORATION, 114 EAST FIFTH STREET, SANTA ANA, CALIFORNIA 92701-4642; TELEPHONE NUMBER (714) 558-3211. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [__________], 1998.


                           FORWARD-LOOKING STATEMENTS

          Except for historical information contained in this Prospectus and in the documents incorporated in this Prospectus by reference, the matters discussed herein and therein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including, without limitation, the effect of economic conditions, interest rates, market demand, competition and other risks detailed herein and in the Company's other filings with the Commission.



                               PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in or incorporated by reference in this Prospectus,which should be read in its entirety. See "Risk Factors" for a description of certain factors that should be considered in connection with an investment in the Shares.

THE COMPANY

          The First American Financial Corporation (the "Company") was organized in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Orange County, California. In 1924, the Company commenced issuing title insurance policies. In 1986, the Company began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. The Company is a California corporation with executive offices located in Santa Ana, California.

          The Company, through its subsidiaries, is engaged in the business of providing real estate-related financial and information services to real property buyers and mortgage lenders. The Company's products and services include title insurance, tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems, mortgage document preparation and home warranty services. The Company also provides investment, trust and thrift services. Although industry-wide data for 1997 is not currently available, the Company believes that FATICO was the largest title insurer in the United States, based on premiums written, and its wholly owned subsidiary, First American Real Estate Information Services, Inc., was the nation's largest provider of flood zone determinations, based on the number of flood zone determinations issued, the nation's largest mortgage credit reporting service, based on the number of credit reports issued, and the nation's second largest provider of tax monitoring services, based on the number of loans under service. The Company also believes that its majority owned subsidiary, First American Home Buyers Protection Corporation, was one of the largest providers of home warranties in the United States, based on the number of home protection contracts under service. The title insurance and real estate information segments operate through networks of offices nationwide. The Company, through FATICO and its subsidiaries, transacts the business of title insurance through a network of more than 300 branch offices and over 4,000 independent agents. The Company also offers its title services in Australia, the Bahama Islands, Bermuda, Canada, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and the United Kingdom. Home warranty services are available in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas, Utah and Washington. The trust, banking and thrift businesses operate in Southern California only.
See "The First American Financial Corporation."


THE EXCHANGE OFFERS

Terms of the Home Buyers
Exchange Offer                       FATICO  is  offering,  upon the  terms  and
                                     subject  to  the  conditions  of  the  Home
                                     Buyers  Exchange  Offer,  to exchange  with
                                     each  shareholder of Home Buyers,  for each
                                     properly  tendered  Home  Buyers  Share,  a
                                     number of Shares  equal to the  quotient of
                                     $36.69  times  the  number  of Home  Buyers
                                     Shares tendered by such shareholder,  minus
                                     the  value  of such  shareholder's  debt to
                                     FATICO to be retired  pursuant  to the Home
                                     Buyers   Exchange   Offer   (See   "Selling
                                     Shareholders"),   plus   accrued   interest
                                     thereon, divided by the closing market price on the New York Stock Exchange of the Shares on the trading date immediately prior to commencement of the Home Buyers
                                     Exchange Offer. See "The Exchange Offers --
                                     Terms of the Exchange Offers."

Terms of the Title Guaranty
Exchange Offer                       FATICO  is  offering,  upon the  terms  and
                                     subject  to the  conditions  of  the  Title
                                     Guaranty  Exchange  Offer, to exchange with
                                     each  shareholder  of Title  Guaranty,  for
                                     each  properly   tendered   Title  Guaranty
                                     Share, a number of Shares equal to the quotient of $2,231.10 times the number of Title Guaranty Shares tendered by such shareholder, divided by the closing market price on the New York Stock Exchange of the Shares on the trading date immediately prior to the commencement of the Title
                                     Guaranty  Exchange Offer. See "The Exchange
                                     Offers -- Terms of the Exchange Offers."

Purpose of the
Exchange Offers                      The purpose of the  Exchange  Offers is for
                                     FATICO to increase its ownership interests in Home Buyers and Title Guaranty.


Legality The Exchange Offers are conditioned upon their legality and compliance with the rules of the Commission. See "The Exchange Offers -- Legality."

Expiration Date                      The Expiration  Date of the Exchange Offers
                                     will be 5:00 p.m.,  Pacific  Standard Time,
                                     on [__________],  1998,  unless one or both
                                     of the  Exchange  Offers  are  extended  by
                                     FATICO.   See  "The   Exchange   Offers  --
                                     Expiration Date; Extensions; Amendments."

Procedures for Tendering Shares      Each  shareholder  wishing to accept one or
                                     both Exchange  Offers must  complete,  sign
                                     and date the relevant Letter of Transmittal
                                     in   accordance   with   the   instructions
                                     contained  therein  and forward the same by
                                     mail, facsimile or hand delivery,  together
                                     with any other required  documents,  to the
                                     Exchange Agent,  with the Subsidiary Shares
                                     to be exchanged. See "The Exchange Offer --
                                     Procedures for Tendering  Shares."  Letters
                                     of     Transmittal     and     certificates
                                     representing  Subsidiary  Shares should not
                                     be sent to FATICO. Such documents should be
                                     sent only to the Exchange Agent.  Questions
                                     regarding  how to tender and  requests  for
                                     information   should  be  directed  to  the
                                     Exchange    Agent.    See   "The   Exchange
                                     Offer--Exchange Agent."

Acceptance of the Subsidiary
Shares and Delivery of
the Shares                           Subject  to the  satisfaction  or waiver of
                                     the  conditions  to  the  Exchange  Offers,
                                     FATICO will accept for exchange any and all
                                     Subsidiary   Shares   which  are   properly
                                     tendered in the  Exchange  Offers  prior to
                                     the  Expiration  Date.  The  Shares  issued
                                     pursuant  to the  Exchange  Offers  will be
                                     delivered at the earliest  practicable date
                                     following   the   proper   tender   of  the
                                     Subsidiary   Shares.   See  "The   Exchange
                                     Offers."

No Fractional Shares                 No  fractional  Shares will be  distributed
                                     pursuant    to   the    Exchange    Offers.
                                     Participants   who   would   otherwise   be
                                     entitled to receive a fractional Share will be paid in cash in lieu of such fractional share. See "The Exchange Offers -- Terms of the Exchange Offers."

Certain United States Federal
Income Tax Consequences
of the Exchange Offers               For a discussion of certain  federal income
                                     tax consequences of the Exchange Offers, see "Tax Matters."

Exchange Agent                       First  American Trust Company is serving as
                                     the exchange agent (the "Exchange Agent") for the Exchange Offers. Its telephone number is (800) 854-3643.

Withdrawal Rights                    Subject to the conditions set forth herein,
                                     tenders of the Subsidiary Shares may be withdrawn at any time on or prior to the Expiration Date. See "The Exchange Offers
                                     -- Withdrawal Rights."


SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

               The following table sets forth summary historical consolidated financial and other data for the Company for the five years ended December 31, 1997. The summary is qualified in its entirety by reference to the financial statements and other information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein.

                                                                           December 31,
                                   ------------------------------------------------------------------------------------------------
                                     1993                  1994                   1995                  1996                   1997
                                     ----                  ----                   ----                  ----                   ----
                                                                  (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Revenues:
  Operating revenues              $1,379,781          $1,356,946              $1,227,185          $1,571,168             $1,860,205
  Investment and other
  income                              18,645              19,447                  23,031              26,398                 27,256
                                  ----------          ----------              ----------          ----------              ---------
                                   1,398,426           1,376,393               1,250,216           1,597,566              1,887,461
                                  ----------          ----------              ----------          ----------              ---------
Expenses:
  Salaries and other
  personnel costs                    397,902             423,328                 431,984             531,250                 647,750
  Premiums retained by
   agents                            504,375             533,598                 413,444             516,593                 563,137
  Other operating expenses           222,934             232,532                 257,823             322,709                 411,319
  Provision for title losses
  and other claims                   125,588             110,230                  90,387              86,487                  90,323
  Depreciation and
  amortization                        16,333              19,796                  20,790              27,242                  38,149
  Interest                             4,419               6,267                   6,242               4,796                   9,994
  Minority interest                    5,267               2,944                   2,132               2,624                   3,676
                                  ----------         -----------             -----------           ---------               ---------
                                   1,276,818           1,328,695               1,222,802           1,491,701               1,764,348
                                  ----------         -----------             -----------           ---------               ---------
Income before premium and
income taxes                         121,608              47,698                  27,414             105,865                 123,113
Premium taxes                         17,617              15,453                  13,627              16,676                  16,904
                                   ---------           ---------               ---------           ---------                --------
Income before income taxes           103,991              32,245                  13,787              89,189                 106,209
Income taxes                          41,900              13,300                   6,200              35,600                  41,500
                                   ---------           ---------               ---------           ---------                --------
Income before cumulative
effect of a change in
accounting for income taxes           62,091              18,945                   7,587              53,589                  64,709
Cumulative effect of a change
in accounting for income               4,200                  --                      --                  --                     --
taxes                             ----------          ----------              -----------         ----------               ---------
     Net income                      $66,291             $18,945                  $7,587             $53,589                 $64,709
                                     =======             =======                  ======             =======                =======


                                                                          December 31,
                                ---------------------------------------------------------------------------------------------------
                                  1993                    1994                1995                    1996                   1997
                                  ----                    ----                ----                    ----                   ----
                                                                    (Dollars in thousands, except per share data)
EARNINGS PER SHARE:*
Basic                                $3.89                $1.10                $.44                  $3.12                   $3.73
Diluted                              $3.89                $1.10                $.44                  $3.09                   $3.64
BALANCE SHEET DATA:
Cash and invested assets          $359,127             $368,999            $340,089               $364,620                 $411,014
Total assets                      $786,448             $828,649            $873,778               $979,794               $1,168,144
Notes and contracts                $85,022              $89,600             $77,206                $71,257                  $41,973
payable
Guaranteed preferred                    --                   --                  --                     --                 $100,000
beneficial interests in the
Company's junior
subordinated deferrable
interest debentures
Total stockholders' equity        $283,718             $292,110            $302,767               $352,465                 $411,412
OTHER DATA:
Loss ratio                             9.1%                 8.1%                7.4%                   5.5%                    4.9%
Ratio of debt to total
capitalization**                      21.5%                22.1%               19.1%                  16.0%                    7.3%
Ratio of earnings to fixed            24.5                  6.1                 3.2                   19.6                    11.6
charges
Cash dividends per share               .34                  .40                 .40                     .46                     .51
---------------------------------

*      Based upon the weighted average number of common shares outstanding.

**     Capitalization   includes  minority   interests,   the  Company's  junior
       subordinated deferrable interest debentures and the Company's senior debentures.

                                  RISK FACTORS

          In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment in the Shares. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 21E(i)(1) of the Exchange Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement. See "Forward-Looking Statements."

VOLATILITY OF STOCK PRICE

          The market price of the Shares could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the real estate services industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Shares.

CYCLICAL NATURE OF REAL ESTATE MARKET

          Substantially all of the Company's title insurance, tax monitoring, credit reporting, flood zone determination and property information business results from resales and refinancings of real estate, including residential and commercial properties, and from the construction and sale of new properties. The Company's home warranty business results from residential resales and does not benefit from refinancings or commercial transactions. Resales and refinancings of residential properties constitute the major source of the Company's revenues. Real estate activity is cyclical in nature and is affected greatly by the cost and availability of long term mortgage funds. Real estate activity and, in turn, the Company's revenue base, can be adversely affected during periods of high interest rates and/or limited money supply. However, this adverse effect is mitigated in part by the continuing diversification of the Company's operations into areas outside of its traditional title insurance business.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

          As a key component of its growth strategy, the Company has pursued and is pursuing acquisitions in the real estate-related financial services industry. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's financial position and operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired businesses into the Company. This process may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions, if completed, will be successful.

THE SHAREHOLDER RIGHTS PLAN

          On October 23, 1997, the Board of Directors of the Company authorized the implementation of the Shareholder Rights Plan (the "Plan") which is implemented through the Rights Agreement between the Company and the Wilmington Trust Company as Rights Agent. The Plan may make a change in control of the Company more difficult to effect, even if a change in control is in the shareholders' best interest.


DEPENDENCE ON KEY PERSONNEL

          The success of the Company is dependent upon the continued services of the Company's senior management, particularly its President, Parker S. Kennedy, its Chairman and Director, D.P. Kennedy, and its Executive Vice President and Chief Financial Officer, Thomas A. Klemens. The loss of the services of any of these individuals could have a material adverse effect on the Company's financial position and results of operations. The Company's success also depends on its ability to attract and retain other highly qualified managerial personnel.

YEAR 2000 COSTS

          Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's operations.

GOVERNMENT REGULATION

          The title insurance industry is subject to extensive governmental regulation. Applicable laws and their interpretation vary from state to state and are enforced with broad discretion. There can be no assurance that any review of the Company's operations and business relationships by courts or other regulatory authorities will not result in determinations that could adversely affect the Company or that the regulatory environment will not change to restrict the Company's existing or future operations.


                                 CAPITALIZATION

          The following table sets forth the capitalization of the Company and its subsidiaries, on a consolidated basis, as of December 31, 1997, as adjusted to give effect to the offering of the Company's senior debentures which was completed on April 7, 1998, and as adjusted to give effect the offering of Shares pursuant to the Exchange Offers.

                                                                            AS OF DECEMBER 31, 1997
                                                                    ACTUAL                    AS ADJUSTED
                                                                    ------                    -----------
                                                                               (IN THOUSANDS)

NOTES AND CONTRACTS PAYABLE......................................   $41,973                     $36,653
                                                                    -------                     -------

SENIOR DEBENTURES*...............................................        --                     100,000
                                                                                                -------

MINORITY INTERESTS...............................................    25,214                      14,124
                                                                     ------

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN
   THE COMPANY'S JUNIOR SUBORDINATED
   DEFERRABLE INTEREST DEBENTURES................................   100,000                     100,000
                                                                    -------                     -------

SHAREHOLDERS' EQUITY

     Common Shares...............................................    61,327                      78,154

     Retained Earnings...........................................   344,645                     344,645

     Net Unrealized Gain on Securities...........................     5,440                       5,440
                                                                    --------                    -------

          Total Shareholders' Equity.............................   411,412                     428,239
                                                                    -------                     -------
TOTAL CAPITALIZATION.............................................  $578,599                    $679,016
                                                                   ========                    ========


*      The senior debentures issued and sold on April 7, 1998.  The Company has filed a registration statement on Form S-3 in connection with the issuance and sale of the senior debentures.  See "The First American Financial Corporation -- Recent Developments."


                    THE FIRST AMERICAN FINANCIAL CORPORATION

OVERVIEW

          The Company was organized in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Orange County, California. In 1924, the Company commenced issuing title insurance policies. In 1986, the Company began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. The Company is a California corporation whose executive offices are located at 114 East Fifth Street, Santa Ana, California 92701-4642, and its telephone number is (714) 558-3211.

          The Company, through its subsidiaries, is engaged in the business of providing real estate-related financial and information services to real property buyers and mortgage lenders. The Company's products and services include title insurance, tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems, mortgage document preparation and home warranty services. The Company also provides investment, trust and thrift services.

          Through growth and acquisitions, the Company believes it has become the United States' largest provider of real estate-related financial and information services. The Company has assembled an array of companies which, together, provide comprehensive services to the mortgage industry, commercial and residential real estate developers, home buyers and other customers.

BUSINESS SEGMENTS

          TITLE INSURANCE

          Title insurance policies are insured statements of the condition of title to real property, showing priority of ownership as indicated by public records, as well as outstanding liens, encumbrances and other matters of record, and certain other matters not of public record. Policies are issued based on a title report prepared after a search of public records, maps, and documents and are typically issued when a title is transferred.

          Before issuing title policies, title insurers seek to limit their risk of loss by accurately performing title searches and examinations. The major expenses of a title company relate to such searches and examinations, the preparation of preliminary reports or commitments and the maintenance of title plants, and not from claim losses as in the case of property and casualty insurers.

          The Company, through FATICO and its other subsidiaries, transacts its title insurance business through a network of more than 300 branch offices and more than 4,000 independent agents. In 1997, the Company's title insurance operations generated $1.46 billion in operating revenues.

          REAL ESTATE INFORMATION SERVICES

          In recent years management has developed a strategy to be a "one-stop" real estate information service company. To this end, in 1991 the Company acquired what was believed to be the second largest tax service company, and in 1995 acquired what were believed to be, in each case, the largest mortgage credit reporting company and the largest flood zone determination company, in the United States.

          In general, the Company's real estate information service products generate higher margins than its title insurance products. The majority of pre-tax profits generated by the Company from non-title business is derived from the real estate services business, which generated $45.3 million in pre-tax profits in 1997 and $331.4 million in operating revenues. Approximately 29% of the Company's pre-tax profits in 1997 were derived from its real estate information services businesses. These businesses are not regulated and hence not constrained by dividend statutes enforceable by the states in which the Company operates its title business or by constraints imposed by California on the Company's trust and banking business.

          First American Real Estate Information Services, Inc. ("FAREIS") has grown from its tax service origins into a diversified mortgage services company. FAREIS and its subsidiaries now serve mortgage originators, mortgage servicers, title companies, real estate attorneys, consumers as well as non-lending entities. The business was initially established in 1987 to advise mortgage lenders as to the status of tax payments on real property securing their loans. The Company's real estate information services also include mortgage and other credit reporting services, flood zone determinations, mortgage loan servicing systems, property data services, field inspection services, appraisal services and mortgage document preparation.

          The tax service business includes both real estate tax reporting as well as tax outsourcing and tax certification. The Company's tax service business reports on approximately 12 million properties annually and is believed to be the second largest provider of tax services to the real estate market. The Company works with over 22,000 taxing authorities nationwide.

          First American CREDCO, Inc. ("CREDCO"), the Company's mortgage credit reporting entity, is believed by the Company to be the largest provider of these services in the United States and processes over 600,000 credit reports per month. CREDCO provides residential mortgage credit reports, prequalifying reports, merged credit data, resident screening services, business reports, credit scoring tools and personal credit reports. CREDCO has recently branched into the consumer lending and risk scoring areas, providing credit reporting and information management services to automobile dealers, consumers and home equity lenders nationwide. Approximately 25% of CREDCO's 1997 revenues were from non-real estate related sources.

          The Company is the leading provider of flood zone determinations. Flood reporting services consist of a broad range of information required by regulatory agencies regarding properties in relation to flood zones. This business currently processes over 400,000 flood determinations per month.

          The property/field services business consists of processing single family home inspections, conducting field interviews with delinquent mortgagors, monitoring the condition of properties and assuring timely property preservation. The Company's acquisition in December 1996 of Ward Associates places the Company among the leaders in this business.

          The appraisal services business utilizes leading technology to provide national mortgage lenders with property-relative value assessments. The appraisal services business operates throughout the United States. Electronic appraisals are supplemented with qualified local appraisers.

          In April 1996, the Company acquired the Excelis Mortgage Loan Servicing System ("Excelis MLS"), now known as Excelis, Inc. Excelis MLS is the only commercially available real-time on-line servicing system that has been developed since 1990 to meet increasingly sophisticated market demands. The software employs rules-based technology, which enables the user to customize the system to fit its individual servicing criteria and policies.

          In May 1997, the Company purchased all of the operations of Strategic Mortgage Services, Inc., a Delaware Corporation ("SMS"), other than SMS' flood zone determination business. SMS is a leading provider of real estate information services to the U.S. mortgage and title insurance industries. The acquired businesses include SMS' credit division, which the Company believes is the third largest provider of U.S. mortgage credit information; SMS' property appraisal division, which the Company believes is the second largest provider of U.S. appraisal services; SMS' title division, which provides title and closing services throughout the United States, servicing primarily second mortgage originators; SMS' settlement services business, which provides title plant systems and accounting services, as well as escrow closing software, to the title industry; and a controlling interest in what the Company believes is largest mortgage document preparation firm.

          On January 1, 1998, the Company and its real estate information service subsidiaries (other than Excelis Inc.) (the "Real Estate Information Subsidiaries") consummated a joint venture with Experian Information Solutions, Inc. ("Experian"), pursuant to which First American Real Estate Solutions LLC ("FARES") was established. Under the joint venture, the Real Estate Information Subsidiaries contributed substantially all of their assets and liabilities to FARES in exchange for an 80% ownership interest and Experian transferred substantially all of the assets and liabilities of its Real Estate Solutions division ("RES") to FARES in exchange for a 20% ownership interest. The Company believes that RES is the nation's foremost supplier of core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. As a result of this joint venture, the Company believes that FARES is the nation's largest and most diverse provider of information technology and decision support solutions for the mortgage and real estate industries. See the Company's Report on Form 8-K dated January 27, 1998, which is incorporated by reference herein.

          HOME WARRANTY

          The Company currently owns 79% of its home warranty business First American Home Buyers Protection Corporation ("Home Buyers"), with the remaining balance owned by current and former management of this subsidiary. Pursuant to the Home Buyers Exchange Offer, the Company hopes to acquire an additional 10.6% ownership interest in Home Buyers. The home warranty business issues one-year warranties which protect homeowners against defects in household systems and appliances such as plumbing, water heaters, and furnaces. The warranties issued are for household systems and appliances only, not for the homes themselves. The Company's home warranty business currently operates in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas, Utah and Washington. The Company's home warranty business is one of the largest in the United States based on contracts under service, with $46.9 million in operating revenues in 1997.

          TRUST AND THRIFT

          Since 1960, the Company has conducted a general trust business in Southern California. In 1985, the Company formed a banking subsidiary into which its subsidiary trust operation was merged. As of December 31, 1997, the trust operations were administering fiduciary and custodial assets having a market value in excess of $1.3 billion.

          During 1988, the Company, through a majority owned subsidiary, acquired an industrial loan corporation (the "Thrift") that accepts thrift deposits and uses deposited funds to originate and purchase loans secured by commercial properties in Southern California. The loans made by the Thrift currently range in amount from $20,000 to $1,105,000, with an average loan balance of $270,500. Loans are made only on a secured basis, at loan-to-value percentages no greater than 75%. The Thrift specializes in making commercial real estate loans and financing commercial equipment leases. In excess of 93% of the Thrift's loans are made on a variable rate basis. The average yield on the Thrift's loan portfolio as of December 31, 1997, was 11%. The Thrift's average loan is 60 months in duration. Current deposits total $62.5 million and the loan portfolio totals $65.5 million.

RECENT DEVELOPMENTS

          On March 18, 1998, the Company announced a definitive agreement to acquire Contour Software, the largest supplier of mortgage origination software to the mortgage loan industry. See also the Company's Report on Form 8-K dated March 18, 1998 and incorporated by reference herein.

          On March 31, 1998, the Company announced a definitive agreement to acquire by merger Data Tree Corporation, a supplier of database management and document imaging systems to county recorders, governmental agencies and the title industry. See also the Company's Report on Form 8-K dated March 31, 1998 and incorporated by reference herein.


          On April 7, 1998, the Company announced the issuance of $100,000,000 aggregate principal amount of its 7.55% senior debentures due 2028. The terms of the senior debentures are defined under an indenture dated as of April 7, 1998 between the Company and The Wilmington Trust Company, as trustee. See also the Company's Report on Form 8-K dated April 7, 1998.


                               THE EXCHANGE OFFERS

TERMS OF THE EXCHANGE OFFERS

          FATICO hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the Home Buyers Letter of Transmittal, to exchange with each shareholder of Home Buyers, for each properly tendered Home Buyers Share, a number of Shares equal to the quotient of $36.69 times the number of Home Buyers Shares tendered by such shareholder, minus the value of such shareholder's debt to FATICO to be retired pursuant to the Home Buyers Exchange Offer (See "Selling Shareholders"), divided by the closing market price on the New York Stock Exchange of the Shares on the trading date immediately prior to the commencement of the Home Buyers Exchange Offer. The Home Buyers Exchange Offer will commence on the date which this Prospectus and the Home Buyers Letter of Transmittal is mailed to the holders of Home Buyers Shares.

          Furthermore, FATICO hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the Title Guaranty Letter of Transmittal, to exchange with each shareholder of Title Guaranty, for each properly tendered Title Guaranty Share, a number of Shares equal to the quotient of $2,231.10 times the number of Title Guaranty Shares tendered by such shareholder, divided by the closing market price on the New York Stock Exchange of the Shares on the trading date immediately prior to the commencement of the Title Guaranty Exchange Offer. The Title Guaranty Exchange Offer will commence on the date which this Prospectus and the Title Guaranty Letter of Transmittal are mailed to the holders of Title Guaranty Shares.

          Only whole Shares will be issued pursuant to the Exchange Offers. In lieu of fractional Shares to which Participant would otherwise be entitled, such Participant will be paid in cash based on the closing price on the NYSE of the Shares on the Expiration Date and no certificate or scrip representing a fractional Share will be issued.

PURPOSE OF THE EXCHANGE OFFERS

          The purpose of the Exchange Offers is for FATICO to increase its ownership interest in Home Buyers and Title Guaranty.


LEGALITY

          Notwithstanding any other term of the Exchange Offers, FATICO shall not be required to accept for exchange, or exchange Shares for, any Subsidiary Shares, and may terminate either or both of the Exchange Offers before the acceptance of such Subsidiary Shares, if either or both of the Exchange Offers violates an applicable law, rule or regulation or an applicable interpretation of the staff of the Commission (a "Violation"). If FATICO determines in its sole discretion that a Violation has occurred, FATICO may, with respect to the effected Exchange Offer(s), (i) refuse to accept any Subsidiary Shares and return all tendered Subsidiary Shares to the tendering Participants or (ii) extend the Exchange Offer(s) and retain all Subsidiary Shares tendered prior to the applicable Expiration Date.

          Completion of the Exchange Offers is not conditioned on any minimum or maximum level of participation by the holders of Subsidiary Shares.

EXPIRATION DATE; EXTENSION; AMENDMENTS

          The term "Expiration Date" shall mean 5:00 p.m., Pacific Standard Time, on [__________], 1998 unless FATICO, in its sole discretion, extends one or both of the Exchange Offers, in which case, for the purposes of the Exchange Offer so extended, the term "Expiration Date" shall mean the latest date and time to which such Exchange Offer is extended.

          In order to extend an Exchange Offer, FATICO will notify the Exchange Agent of any extension by oral or written notice and mail to the registered holders of Subsidiary Shares an announcement thereof, each prior to 9:00 a.m., Pacific Standard Time, on the next business date after the previously scheduled Expiration Date.

          FATICO reserves the right, in its sole discretion, (i) to delay accepting any Subsidiary Shares, (ii) to extend one or both of the Exchange Offers or (iii) where a Violation has occurred, to terminate the Exchange Offer(s) effected thereby, by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension or termination will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the Subsidiary Shares affected thereby. If one or both of the Exchange Offers is amended in a manner determined by FATICO to constitute a material change, FATICO will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Subsidiary Shares affected by such amendment, and FATICO will extend the Exchange Offer so amended for a period of five to ten business days, depending upon the significance of the amendment, applicable securities laws, and the manner of disclosure to the registered holders of Subsidiary Shares affected by the amendment, if the amended Exchange Offer would otherwise expire during such five to ten business day period.

PROCEDURES FOR TENDERING SUBSIDIARY SHARES

          Only a registered holder of Subsidiary Shares may tender such Subsidiary Shares pursuant to the Exchange Offers. To tender Subsidiary Shares in the Exchange Offers, a Participant must complete, sign and date the relevant Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, certificates for such Subsidiary Shares must be received by the Exchange Agent along with the Letter of Transmittal. The tender by a Participant will constitute an agreement between such Participant and FATICO in accordance with the terms and subject to the conditions set forth herein and in the relevant Letter of Transmittal. FATICO shall be deemed to have accepted validly tendered Subsidiary Shares when, as and if FATICO has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the Participants for the purposes of receiving Shares from FATICO.

THE METHOD OF DELIVERY OF SUBSIDIARY SHARES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE PARTICIPANT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT PARTICIPANTS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SUBSIDIARY SHARES SHOULD BE SENT TO FATICO. PARTICIPANTS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH PARTICIPANTS.

          Any beneficial owner(s) of the Subsidiary Shares whose Subsidiary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Subsidiary Shares, either make appropriate arrangements to register ownership of the Subsidiary Shares in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take time.

          Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below) unless the Subsidiary Shares tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

          If the Letter of Transmittal is signed by a person other than the registered holder of any Subsidiary Shares listed therein, such Subsidiary Shares must be endorsed or accompanied by a properly completed stock power, signed by such registered holder as such registered holder's name appears on such Subsidiary Shares.

          If the Letter of Transmittal or any Subsidiary Shares or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by FATICO, evidence satisfactory to FATICO of their authority to so act must be submitted with the Letter of Transmittal.

          All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Subsidiary Shares will be determined by FATICO in its sole discretion, which determination will be final and binding. FATICO reserves the absolute right to reject any and all Subsidiary Shares not properly tendered or any Subsidiary Shares FATICO's acceptance of which would, in the opinion of counsel for FATICO, be unlawful. FATICO also reserves the right to waive any defects, irregularities or conditions of tender as to particular Subsidiary Shares. FATICO's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Subsidiary Shares must be cured within such time as FATICO shall determine. Although FATICO intends to notify holders, of defects or irregularities with respect to tenders of Subsidiary Shares, neither FATICO, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Subsidiary Shares will not be deemed to have been made until such defects or irregularities have been cured or waived.

          While FATICO has no present plan to acquire any Subsidiary Shares which are not tendered in the Exchange Offer, FATICO reserves the right in its sole discretion to purchase or make offers for any Subsidiary Shares that remain outstanding subsequent to the Expiration Date or, to the extent permitted by applicable law, purchase Subsidiary Shares in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

RETURN OF SUBSIDIARY SHARES

          If any tendered Subsidiary Shares are not accepted for any reason set forth in the terms and conditions of the Exchange Offers, such tendered Subsidiary Shares will be returned without expense to the tendering holder thereof as promptly as practicable.

WITHDRAWAL RIGHTS

          Tenders of Subsidiary Shares may be withdrawn at any time prior to the Expiration Date.

          In order for a withdrawal to be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Subsidiary Shares to be withdrawn, the number of Subsidiary Shares to be withdrawn, and (if certificates for such Subsidiary Shares have been tendered) the name of the registered holder of the Subsidiary Shares as set forth on the Subsidiary Shares, if different from that of the person who tendered such Subsidiary Shares. If Subsidiary Shares have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Subsidiary Shares, the tendering holder must submit the certificate numbers shown on the particular Subsidiary Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.
Withdrawals of tenders of Subsidiary Shares may not be rescinded. Subsidiary Shares properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offers, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Subsidiary Shares."

          All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by FATICO, in its sole discretion, whose determination shall be final and binding on all parties. Neither FATICO or the Exchange Agent, any affiliates or assigns of FATICO or the Exchange Agent, nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Subsidiary Shares that have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

ACCEPTANCE OF SUBSIDIARY SHARES AND DELIVERY OF SHARES

          The Shares issued pursuant to the Exchange Offers will be delivered on the earliest practicable date following the Expiration Date, assuming all conditions to the Exchange Offers have been satisfied.

EXCHANGE AGENT

          First American Trust Company has been appointed as Exchange Agent for the Exchange Offers. Questions and requests for assistance, requests for additional copies of this Prospectus or of the relevant Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                                            First American Trust Company
                                            421 North Main Street
                                            Santa Ana, California 92701-4642
                                            Attention: Trust Operations
                                            Telephone: (800) 854-3643
                                            Facsimile: (714) 972-1368

FEES AND EXPENSES

          The expenses of soliciting tenders will be borne by FATICO. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of FATICO and its affiliates.

          The cash expenses to be incurred in connection with the Exchange Offer will be paid by FATICO and are estimated in the aggregate to be approximately $80,000. Such expenses include registration fees, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

          FATICO will pay all transfer taxes, if any, not based on income, applicable to the exchange of Subsidiary Shares pursuant to the Exchange Offers. If, however, a transfer tax is imposed for any reason other than the exchange of the Subsidiary Shares pursuant to the Exchange Offers, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

          NEITHER THE BOARD OF DIRECTORS NOR ANY OFFICER OR EMPLOYEE OF FATICO OR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF SUBSIDIARY SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR SUBSIDIARY SHARES PURSUANT TO THE EXCHANGE OFFERS. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF SUBSIDIARY SHARES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFERS AND, IF SO, THE AGGREGATE AMOUNT OF SUBSIDIARY SHARES TO TENDER AFTER READING THIS PROSPECTUS AND THE RELEVANT LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.


                                 USE OF PROCEEDS

          Neither FATICO nor the Company will receive any of the proceeds from the resale by the Selling Shareholders of any Shares pursuant hereto. All proceeds from the sale of the Shares offered hereby will be for the account of the Selling Shareholders. The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of the Selling Shareholders) in connection with the registration of the Shares being reoffered by the Selling Shareholders.


                              SELLING SHAREHOLDERS

          Assuming that each minority shareholder of Home Buyers and Title Guaranty exchanges their Home Buyers Shares and Title Guaranty Shares, respectively, for Shares, the following table sets forth the name of each Selling Shareholder, the amount of Shares that each Selling Shareholder owned prior to the date of this Prospectus, as of such date, the amount of Shares to be offered for the account of each Selling Shareholder pursuant to this Prospectus and the amount of the Shares to be owned by each Selling Shareholder after the completion of the offering.


===================================================================================================================================-
                                                                                NUMBER OF
                                                                              SHARES TO BE            SHARES OWNED OF RECORD
                                            SHARES OWNED OF RECORD            OFFERED FOR            AFTER COMPLETION OF THE
                                            PRIOR TO THE OFFERING             THE SELLING                    OFFERING
                                                                             SHAREHOLDER'S
NAME OF SELLING SHAREHOLDER                                                     ACCOUNT
(HOME BUYERS)
                                    --------------------------------------                    --------------------------------------
                                          NUMBER           PERCENTAGE                               NUMBER          PERCENTAGE
------------------------------------------------------------------------------------------------------------------------------------
Philip Branson                             1,900                *                35,555<F1>         37,455               *
------------------------------------------------------------------------------------------------------------------------------------
Martin Wool                                 375                 *                29,647<F2>         30,022               *
------------------------------------------------------------------------------------------------------------------------------------
Gene Merlo                                   0                  *                 6,618<F3>          6,618               *
------------------------------------------------------------------------------------------------------------------------------------
Daniel Langston                             106                 *                3,888<F4>           3,994               *
------------------------------------------------------------------------------------------------------------------------------------
Lawrence Newland                             0                  *               35,851<F5>          35,851               *
------------------------------------------------------------------------------------------------------------------------------------
Preston Hawkins                              0                  *                 1,143              1,143               *
------------------------------------------------------------------------------------------------------------------------------------
Witnessing Ministries of Christ              0                  *                 1,168              1,168               *
------------------------------------------------------------------------------------------------------------------------------------
Fuller Theological Seminary                  0                  *                   389                389               *
====================================================================================================================================
------------------------------------------

*      Less than one percent.

1 Adjusted for the retirement of $48,632,32 of debt owed to FATICO, plus interest accrued thereon, to be retired pursuant to the Home Buyers Exchange. Mr. Branson is the Chief Executive Officer and Chairman of the Board for Home Buyers. Mr. Branson is also a director of FATICO.

2 Adjusted for the retirement of $41,465.00 of debt owed to FATICO, plus interest accrued thereon, to be retired pursuant to the Home Buyers Exchange. Mr. Wool is the President, Chief Financial Officer and a member of the board of directors of Home Buyers.

3 Adjusted for the retirement of $9,271.31 of debt owed to FATICO, plus interest accrued thereon, to be retired pursuant to the Home Buyers Exchange. Mr. Merlo is a consultant for Home Buyers. Mr. Merlo previously served as a member of the board of directors and Senior Vice President for Home Buyers.

4 Adjusted for the retirement of $5,439.32 of debt owed to FATICO, plus interest accrued thereon, to be retired pursuant to the Home Buyers Exchange. Mr. Langston is a Senior Vice President and a member of the board of directors of Home Buyers.

5 Adjusted for the retirement of $50,183.94 of debt owed to FATICO, plus interest accrued thereon, to be retired pursuant to the Home Buyers Exchange.

====================================================================================================================================
                                                                               NUMBER OF
                                                                              SHARES TO BE            SHARES OWNED OF RECORD
                                            SHARES OWNED OF RECORD            OFFERED FOR            AFTER COMPLETION OF THE
                                            PRIOR TO THE OFFERING             THE SELLING                    OFFERING
                                                                             SHAREHOLDER'S
NAME OF SELLING SHAREHOLDER                                                     ACCOUNT
(TITLE GUARANTY)
                                        ----------------------------------                    --------------------------------------
                                          NUMBER           PERCENTAGE                               NUMBER          PERCENTAGE
------------------------------------------------------------------------------------------------------------------------------------
Richard Pauletich                           300                 *                13,903<F6>         14,203               *
------------------------------------------------------------------------------------------------------------------------------------
Richard Pauletich, Trustee of the            0                  *                 6,951              6,951               *
Pauletich 1994 Charitable Remainder
Unitrust
------------------------------------------------------------------------------------------------------------------------------------
Mel Nielsen, Trustee of the Melvin           0                  *                20,855<F7>         20,855               *
Nielsen and Helen Nielsen Revocable
Trust
------------------------------------------------------------------------------------------------------------------------------------
Mark Sachau                                  0                  *                20,855<F8>         20,855               *
------------------------------------------------------------------------------------------------------------------------------------
Richard Valenti                              0                  *                16,510<F9>         16,510               *
------------------------------------------------------------------------------------------------------------------------------------
Dana Parry, Trustee of the Jon               0                  *                16,510<F10>        16,510               *
Reynolds and Ann Reynolds
Charitable Remainder Unitrust
------------------------------------------------------------------------------------------------------------------------------------
Lisle Payne and Roslyn Payne,              5,728                *                16,510<F11>        22,238               *
Trustees of the Lisle Payne and
Roslyn Payne Family Trust
------------------------------------------------------------------------------------------------------------------------------------
Peter Bedford, Trustee of the                0                  *                16,510<F12>        16,510               *
Grindstone Trust
------------------------------------------------------------------------------------------------------------------------------------
Anthony Varni                                0                  *                16,510<F13>        16,510               *
------------------------------------------------------------------------------------------------------------------------------------
Dennis O'Brien                              312                 *                 1,216<F14>         1,528               *
------------------------------------------------------------------------------------------------------------------------------------
Steven Bramble                               0                  *                   868<F15>           868                *
------------------------------------------------------------------------------------------------------------------------------------
William Morrish                              0                  *                   695<F16>           695                *
====================================================================================================================================

------------------------------------------

*        Less than one percent.

6 Mr. Pauletich is the Chairman of the board of directors and Chief Executive Officer of both Title Guaranty and its subsidiary, First American Title Guaranty Company. Mr. Pauletich also serves on the boards of other subsidiaries of Title Guaranty. In addition, Mr. Pauletich is a Regional Vice President and State Manager for FATICO.

7 Mr. Nielsen is a Vice President of First American Title Guaranty Company, a subsidiary of Title Guaranty.

8 Mr. Sachau is President and Chief Operations Officer of First American Title Guaranty Company, a subsidiary of Title Guaranty. Mr. Sachau is also President of First Guaranty Exchange Company, a subsidiary of Title Guaranty.

9 Mr. Valenti is a Vice President of First American Title Guaranty, a subsidiary of Title Guaranty.

10       Jon  Reynolds  is  a  member  of  the  board  of  directors,   and  the
         compensation committee thereof, of Title Guaranty.

11 Rosalyn Payne is a member of the board of directors of the Company, a member of the finance and long range planning committees thereof, and a member of the boards of directors of Title Guaranty and FATICO.

12       Peter Bedford is a member of the board of directors of Title Guaranty.

13 Mr. Varni is a member of the board of directors, and the audit committee thereof, of Title Guaranty.

14 Mr. O'Brien is a member of the board of directors, and the audit committee thereof, of Title Guaranty.

15 Mr. Bramble is the Chief Financial Officer of both Title Guaranty and its subsidiary, First American Title Guaranty Company. Mr. Bramble also serves on the boards of directors of certain subsidiaries of Title Guaranty.

16 Mr. Morrish is retired and formerly was the Chairman of the Board of both Title Guaranty and its subsidiary, First American Title Guaranty Company.

                              PLAN OF DISTRIBUTION

          The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby on the New York Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The Shares may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;
(c) a distribution  in accordance with the rules of the New York Stock Exchange;
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

          In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Shares short and deliver the Shares offered hereby to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this Prospectus.

          Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder and/or purchasers of the Shares offered hereby (and, if it acts as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholder to sell a specified number of Shares at a stipulated price per Share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to, or receive from the purchasers of such Shares commissions computed as described above.

          In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only though registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

          At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

          The Company has agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the first to occur of (i) May 8, 1998 and (ii) such time as none of the Selling Shareholders holds any Shares received in the Exchange Offers. The Company intends to deregister any of the Shares not sold by the Selling Shareholders by such date.


                 COMPARISON OF COMPANY SHAREHOLDERS' RIGHTS AND
                        HOME BUYERS SHAREHOLDERS' RIGHTS

          The Company and Home Buyers are both organized under the laws of the State of California. Any differences, therefore, between the rights of shareholders of the Company and the rights of shareholders of Home Buyers arise solely from differences between the respective articles of incorporation and bylaws of the two corporations.

          The following summary sets forth certain material differences between the rights of Company shareholders and the rights of Home Buyers shareholders and is qualified in its entirety by reference to the Company's Restated Articles of Incorporation (the "Articles"), the Company's Bylaws (the "Bylaws"), Home Buyers' Articles of Incorporation (the "Home Buyers' Articles") and Home Buyers' Bylaws (the "Home Buyers Bylaws").

     AUTHORIZED AND ISSUED CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 36,000,000 Shares and 500,000 Preferred shares, $1.00 par value (the "Preferred Shares") of which 1,000 of such shares have been designated Series A Junior Participating Preferred Shares (the "Series A Preferred Shares"). As of March 5, 1998, 17,850,189 Shares were issued and outstanding and no Preferred Shares were issued and outstanding. The authorized capital stock of Home Buyers currently consists of 5,000,000 Home Buyers Shares. As of December 31, 1997, 1,947,700 Home Buyers Shares were issued and outstanding.

     VOTING RIGHTS

     Each Share entitles its holder to one vote on all matters submitted to a vote of the Company's shareholders. Each Series A Preferred Share would entitle its holder to 100,000 votes on all matters submitted to a vote of the Company's shareholders. Each Home Buyers Share entitles its holder to one vote on all matters submitted to a vote of Home Buyers' shareholders. FATICO owns approximately 79% of the issued and outstanding Home Buyers Shares and effectively controls the voting of the shareholders of Home Buyers.

          PREEMPTIVE RIGHTS; CUMULATIVE VOTING

          Neither the Articles nor the Home Buyers Articles grants any preemptive rights to shareholders. Subject to certain conditions, both the Bylaws and the Home Buyers Bylaws provide for cumulative voting during the election of directors.

          ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

          Subject to identical limitations, both the Bylaws and the Home Buyers Bylaws provide that actions which may be taken at an annual or special meeting of shareholders may be taken without such meeting and without prior notice, if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          SPECIAL MEETINGS OF SHAREHOLDERS

          Both the Bylaws and the Home Buyer Bylaws state that a special meeting of the shareholders may be called at any time by the board of directors, the chairman of the board, the president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

          QUORUM AND VOTING REQUIREMENTS FOR SHAREHOLDER MEETINGS

          Both the Bylaws and the Home Buyer Bylaws state that a majority of the shares entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting. If a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote on any matter (other than the election of directors) is required to take action, unless the vote of a greater number or voting by classes is required by California General Corporation Law. Directors are elected by a plurality of shares entitled to vote at the meeting subject to cumulative voting described above.

          BOARD OF DIRECTORS

          The Company board of directors currently consists of 16 directors who serve for one-year terms. The number of directors on the Company board of directs is subject to change by action of the Company's board of directors or by the Company's shareholders, but cannot be less than nine (9) nor more than seventeen (17). The Home Buyers board of directors consists of 5 directors who serve for one-year terms. The number of directors on the Home Buyers board of directors is subject to change by action of the Home Buyers board of directors or by Home Buyers' shareholders but cannot be less than five (5) nor more than nine (9).

          VACANCIES

          Subject to identical conditions, both the Bylaws and the Home Buyers Bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director.

          LIMITATION ON DIRECTORS' LIABILITY

          The Articles provide that the liability of directors of the Company for monetary damages be eliminated to the fullest extent permissible under law. The Home Buyers Articles provide that the liability of directors for monetary damages be eliminated to the fullest extent permissible under California law.

          REMOVAL OF DIRECTORS

          Neither the Articles nor the Bylaws contain provisions relating to the removal of directors. Neither the Home Buyers Articles nor the Home Buyers Bylaws contain provisions relating to the removal of directors. Therefore, under the California General Corporation Law, a director of a corporation may be removed from office at any time with or without cause.

          INDEMNIFICATION

          The Bylaws provide that (i) the Company indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the Company may not retroactively amend the indemnification provisions in the Bylaws in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through (iv) above shall apply to all past and present Officers and Directors of the corporation.

          Indemnification of Agents of the corporation who are not its Officers and Directors shall be in accordance with the provisions of Section 317 of the Corporations Code of California.

          The corporation may enter into indemnification agreements with its Directors, Officers and other Agents upon such terms and conditions as are deemed to be in the best interests of the corporation by its board of directors.

          The other provisions of the Bylaws to the contrary notwithstanding, the Company is not obligated:

               (a) to indemnify or advance expenses to an Officer, Director or Agent with respect to proceedings or claims initiated or brought voluntarily by such Officer, Director or Agent and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under an indemnification agreement or any statute or law or otherwise as required under Section 317 of the Corporations Code of California, but such indemnification or advancement of expenses may be provided by the corporation in specific cases if the board of directors has approved the bringing of such suit;

               (b) to indemnify an Officer, Director or Agent for any expenses incurred with respect to any proceeding instituted by such Officer, Director or Agent to enforce or interpret provisions of an indemnity agreement or this Section of the Bylaws, if a court of competent jurisdiction determines that each of the material assertions made by the Officer, Director or Agent in such proceeding was not made in good faith or was frivolous;

               (c) to indemnify an Officer, Director or Agent for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid or satisfied by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the corporation; provided that the corporation shall be obligated to remit to the Officer, Director or Agent any insurance proceeds received in respect of expenses or liabilities previously paid or satisfied by such Officer, Director or Agent;

               (d) to indemnify an Officer, Director or Agent for expenses, judgments, fines or penalties sustained, or for an accounting of profits made from, the purchase and sale by such Officer, Director or Agent of securities of the corporation in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any amendments thereto or any similar provisions of any federal, state or local statutory law; or

               (e) in the event a court of competent jurisdiction finally determines that such indemnification is unlawful.

          The term "Officer" as used in this Section of the Bylaws is defined as each person who is, or was, appointed to the office of Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer Treasurer, Assistant Treasurer, and such other office of the corporation as the board shall designate from time to time. The term "Director" as used in this Section of the Bylaws is defined as any person who is, or was, appointed to serve on the board of directors either by the shareholders or the remaining board members. The term "Agent" as used in this Section of the Bylaws is defined as having the same meaning as that set forth in Section 317(a) of the Corporations Code of California, except that it shall not include Officers and Directors.

          The Home Buyers Bylaws provide that Home Buyers shall, to the maximum extent permitted by the California General Corporation Law, indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was a director or officer of Home Buyers and shall advance to such director or officer expenses incurred in defending any such proceeding to the maximum extent permitted by such law. For the purposes of the article pertaining to indemnification, the Home Buyers Bylaws include in the definitions of "director" and "officer" of Home Buyers any person who is or was a director or officer of Home Buyers, or is or was serving at the request of Home Buyers as a director or officer of a corporation which was a predecessor corporation of Home Buyers or of another enterprise at the request of such predecessor corporation. The board of directors of Home Buyers may in its discretion provide by resolution for such indemnification of, or advance of expenses to, other agents of the corporation, and likewise may refuse to provide for such indemnification or advance of expenses except to the extent such indemnification is mandatory under the California General Corporation Law.

          AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS

          Neither the Articles nor the Home Buyers Articles specifies the approvals necessary to amend the Articles and the Home Buyers Articles, respectively. Therefore, under the California General Corporation Law, any amendment to the Articles or the Home Buyers Articles must be approved by a majority of the outstanding Shares or Home Buyers Shares, respectively. Both the Bylaws and the Home Buyers Bylaws provide for adoption of new bylaws, and for their respective amendment or repeal by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that the authorized number of directors may be changed only by an amendment to the relevant articles of incorporation. Both the Bylaws and the Home Buyers Bylaws provide for adoption of new bylaws, and for their respective amendment or appeal by the board of directors, provided, however, that the board of directors may adopt a bylaw or amendment thereof changing the authorized number of directors only for the purpose of fixing the exact number of directors within the limits specified in the relevant articles or bylaws.

          RIGHTS TO PURCHASE PREFERRED STOCK

          Each Share has attached to it a right which, subject to the terms and conditions of the Rights Agreement (the "Rights Agreement") between the Company and Wilmington Trust Company, dated October 23, 1997, entitles the holder to purchase a fraction of a Preferred Share upon the occurrence of certain events which are defined in the Rights Agreement. As of the date of this Prospectus, such rights are not exerciseable. See the description of Rights to Purchase Series A Junior Participating Preferred Shares contained in the Company's Registration Statement on Form 8-A, dated November 7, 1997, and incorporated by reference herein.


                 COMPARISON OF COMPANY SHAREHOLDERS' RIGHTS AND
                       TITLE GUARANTY SHAREHOLDERS' RIGHTS

          The Company and Title Guaranty are both organized under the laws of the State of California. Any differences, therefore, between the rights of shareholders of the Company and the rights of shareholders of Title Guaranty arise solely from differences between the respective articles of incorporation and bylaws of the two corporations.

          The following summary sets forth certain material differences between the rights of Company shareholders and the rights of Title Guaranty shareholders and is qualified in its entirety by reference to the Company's Restated Articles of Incorporation (the "Articles"), the Company's Bylaws (the "Bylaws"), Title Guaranty's Articles of Incorporation (the "Title Guaranty's Articles") and Title Guaranty's Bylaws (the "Title Guaranty Bylaws").

          AUTHORIZED AND ISSUED CAPITAL STOCK

          The authorized capital stock of the Company currently consists of 36,000,000 Shares and 500,000 Preferred Shares, of which 1,000 have been designated Series A Preferred Shares. As of March 5, 1998, 17,850,189 Shares were issued and outstanding and no Preferred Shares were issued and outstanding. The authorized capital stock of Title Guaranty currently consists of 1,000,000 Title Guaranty Shares. As of December 31, 1997, 21,308 Title Guaranty Shares were issued and outstanding.

          VOTING RIGHTS

          Each Share entitles its holder to one vote on all matters submitted to a vote of the Company's shareholders. Each Preferred Share would entitle its holder to 100,000 votes on all matters submitted to a vote of the Company's shareholders. Each Title Guaranty Share entitles its holder to one vote on all matters submitted to a vote of Title Guaranty's shareholders. FATICO owns over 80% of the issued and outstanding Title Guaranty Shares and effectively controls the voting of the shareholders of Title Guaranty.

          PREEMPTIVE RIGHTS; CUMULATIVE VOTING

          Neither the Articles nor the Title Guaranty Articles grants any preemptive rights to shareholders. Subject to certain conditions, both the Bylaws and the Home Buyers Bylaws provide for cumulative voting during the election of directors.

          ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

          Subject to substantially similar limitations, both the Bylaws and the Title Guaranty Bylaws provide that actions which may be taken at an annual or special meeting of shareholders may be taken without such meeting and without prior notice, if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          SPECIAL MEETINGS OF SHAREHOLDERS

          The Bylaws state that a special meeting of the shareholders may be called at any time by the board of directors, the chairman of the board, the president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

          The Title Guaranty Bylaws state that a special meeting of the shareholders may be called at any time by the board of directors, the chairman of the board, the president, the vice president, or by one or more shareholders holding Shares in the aggregate entitle to cast not less than 10% of the votes at that meeting.


          QUORUM AND VOTING REQUIREMENTS FOR SHAREHOLDER MEETINGS

          The Bylaws state that a majority of the shares entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting. If a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote on any matter (other than the election of directors) is required to take action, unless the vote of a greater number or voting by classes is required by California General Corporation Law. Company directors are elected by a plurality of shares entitled to vote at the meeting subject to cumulative voting described above.

          The Title Guaranty Bylaws state that the presence in person or by proxy of the persons entitled to vote a majority of the voting shares at any meeting constitutes a quorum for the transaction of business. Shares shall not be counted to make up a quorum for a meeting if the voting of them at the meeting has been enjoined or for any reason they cannot be lawfully voted at the meeting. The Title Guaranty Bylaws are silent as to what number of shares is required to take action and thus Section 602 of the California General Corporation Law applies, which Section provides that the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the shareholders. Directors are elected by a plurality of shares entitled to vote at the meeting subject to cumulative voting described above.

          BOARD OF DIRECTORS

          The Company board of directors currently consists of 16 directors who serve for one-year terms. The number of directors on the Company board of directs is subject to change by action of the Company's board of directors or by the Company's shareholders, but cannot be less than nine (9) nor more than seventeen (17). The Title Guaranty Bylaws provide that the number of directors on the Title Guaranty board of directors shall be not less than 8 but not more than 15, with the exact number of directors to be fixed, within those limits, by the board of directors. Title Guaranty currently has 15 directors.

          VACANCIES

          Subject to identical conditions, both the Bylaws and the Title Guaranty Bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director.

          LIMITATION ON DIRECTORS' LIABILITY

          The Articles provide that the liability of directors of the Company for monetary damages be eliminated to the fullest extent permissible under law. The Title Guaranty Articles provide that the liability of directors for monetary damages be eliminated to the fullest extent permissible under California law.

          REMOVAL OF DIRECTORS

          Neither the Articles nor the Bylaws contain provisions relating to the removal of directors. Therefore, under the California General Corporation Law, a Company director of a corporation may be removed from office at any time with or without cause.

          The Title Guaranty Bylaws provide that directors may be removed by a vote of the shareholders holding a majority of the outstanding shares entitled to vote at an election of directors. Unless the entire Title Guaranty board of directors is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such actions is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the directors' most recent election were being elected.

          INDEMNIFICATION

          The Bylaws provide that (i) the Company indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the Company may not retroactively amend the indemnification provisions in the Bylaws in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through (iv) above shall apply to all past and present Officers and Directors of the corporation.

          Indemnification of Agents of the corporation who are not its Officers and Directors shall be in accordance with the provisions of Section 317 of the Corporations Code of California.

          The corporation may enter into indemnification agreements with its Directors, Officers and other Agents upon such terms and conditions as are deemed to be in the best interests of the corporation by its board of directors.

          The other provisions of the Bylaws to the contrary notwithstanding, the Company is not obligated:

                   (a) to indemnify or advance expenses to an Officer, Director or Agent with respect to proceedings or claims initiated or brought voluntarily by such Officer, Director or Agent and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under an indemnification agreement or any statute or law or otherwise as required under Section 317 of the Corporations Code of California, but such indemnification or advancement of expenses may be provided by the corporation in specific cases if the board of directors has approved the bringing of such suit;

                   (b) to indemnify an Officer, Director or Agent for any expenses incurred with respect to any proceeding instituted by such Officer, Director or Agent to enforce or interpret provisions of an indemnity agreement or this Section of the Bylaws, if a court of competent jurisdiction determines that each of the material assertions made by the Officer, Director or Agent in such proceeding was not made in good faith or was frivolous;

                   (c) to indemnify  an Officer,  Director or Agent for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid or satisfied by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the corporation; provided that the corporation shall be obligated to remit to the Officer, Director or Agent any insurance proceeds received in respect of expenses or liabilities previously paid or satisfied by such Officer, Director or Agent;

                   (d) to indemnify an Officer, Director or Agent for expenses, judgments, fines or penalties sustained, or for an accounting of profits made from, the purchase and sale by such Officer, Director or Agent of securities of the corporation in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any amendments thereto or any similar provisions of any federal, state or local statutory law; or

                   (e) in the event a court of competent jurisdiction finally determines that such indemnification is unlawful.

          The term "Officer" as used in this Section of the Bylaws is defined as each person who is, or was, appointed to the office of Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer Treasurer, Assistant Treasurer, and such other office of the corporation as the board shall designate from time to time. The term "Director" as used in this Section of the Bylaws is defined as any person who is, or was, appointed to serve on the board of directors either by the shareholders or the remaining board members. The term "Agent" as used in this Section of the Bylaws is defined as having the same meaning as that set forth in Section 317(a) of the Corporations Code of California, except that it shall not include Officers and Directors.

          The Title Guaranty Bylaws provide that Title Guaranty shall, to the maximum extent permitted by the California General Corporation Law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of Title Guaranty. For the purposes of the article pertaining to indemnification, the Title Guaranty Bylaws, the term "agent" includes any person who is or was a director, officer, employee, or other agent of Title Guaranty, or is or was serving at the request of Title Guaranty as a director or officer of a corporation, partnership, joint venture, trust, or other enterprise, or agent of a corporation which was a predecessor corporation of Title Guaranty or of another enterprise at the request of such predecessor corporation.

          AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS

          Neither the Articles nor the Title Guaranty Articles specifies the approvals necessary to amend the Articles and the Title Guaranty Articles, respectively. Therefore, under the California General Corporation Law, any amendment to the Articles or the Title Guaranty Articles must be approved by a majority of the outstanding Shares or Title Guaranty Shares, respectively.

          Both the Bylaws and the Title Guaranty Bylaws provide for adoption of new bylaws, and for their respective amendment or repeal by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that the Company's Bylaws provides that the authorized number of directors may be changed only by an amendment to the relevant articles of incorporation. Both the Bylaws and the Title Guaranty Bylaws provide for adoption of new bylaws, and for their respective amendment or appeal by the board of directors, provided, however, that the board of directors may adopt a bylaw or amendment thereof changing the authorized number of directors only for the purpose of fixing the exact number of directors within the limits specified in the relevant articles or bylaws.

          RIGHTS TO PURCHASE PREFERRED STOCK

          Each Share has attached to it a right which, subject to the terms and conditions of the Rights Agreement between the Company and Wilmington Trust Company, dated October 23, 1997, entitles the holder to purchase a fraction of a Preferred Share upon the occurrence of certain events which are defined in the Rights Agreement. As of the date of this Prospectus, such rights are not exerciseable. See the description of Rights to Purchase Series A Junior Participating Preferred Shares contained in the Company's Registration Statement on Form 8-A, dated November 7, 1997, and incorporated by reference herein.


                                   TAX MATTERS

     The following is a general discussion of certain U.S. federal income tax consequences of the Exchange Offers. Except as specifically noted, this discussion applies only to U.S. Holders (as defined herein). Further, this discussion applies only to U.S. Holders that hold Subsidiary Shares as capital assets and does not address aspects of U.S. federal income tax law that may be applicable to shareholders that are subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers or traders in securities or currencies, persons who received stock in a subsidiary of the Company pursuant to an employee stock option or rights plan or otherwise as compensation, persons who hold Subsidiary Shares as a position in a "straddle" or as part of a "hedging," or "conversion" transaction for U.S. federal income tax purposes, persons that have a
"functional currency" other than the U.S. dollar and Non-U.S. Holders (as defined herein). This summary does not address state, local or foreign tax consequences that may be applicable. Consequently, each Participant should consult such Participant's own tax advisor as to the specific tax consequences of the Exchange Offers to such Participant.

          This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed U.S. Treasury Regulations, in each case as currently in effect and available on the date hereof, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein (possibly retroactively). Moreover, no rulings have been or will be sought from the Internal Revenue Service (the "IRS") with respect to the transaction described herein. Accordingly there can be no assurance that the IRS will not challenge the transaction described herein or that a court will not sustain such challenge.

          For purposes of this discussion, a "U.S. Holder" means a holder of Subsidiary Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a partnership or corporation organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in U.S. Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, that elect to continue to be treated as U.S. persons will also be treated as U.S. Holders. A Non-U.S. Holder is a holder of Subsidiary Shares that is not a U.S. Holder.

          THE HOME BUYERS EXCHANGE OFFER

     The Home Buyers Exchange Offer will constitute a taxable transaction for U.S. federal income tax purposes and a U.S. Holder participating therein will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the total of the amount of cash received and the fair market value of Shares received pursuant to the Home Buyers Exchange Offer, and such U.S. Holder's adjusted tax basis in its Subsidiary Shares. Any such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for its Subsidiary Shares exceeds one year and will be further reduced if its Subsidiary Shares were held for more than eighteen months.

          THE TITLE GUARANTY EXCHANGE OFFER

     FATICO believes that the Title Guaranty Exchange offer should qualify as a stock-for-stock reorganization for U.S. federal income tax purposes pursuant to
Section 368(a)(1)(B) of the Code. However, due to prior acquisitions by FATICO of Title Guaranty Shares, the IRS might assert that the Title Guaranty Exchange is a taxable transaction. IF THE TITLE GUARANTY EXCHANGE OFFER DOES NOT QUALIFY AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES, THE TITLE GUARANTY EXCHANGE OFFER WILL BE A TAXABLE TRANSACTION AND PARTICIPANTS THEREIN WILL RECEIVE THE SAME TAX TREATMENT AS PARTICIPANTS IN THE HOME BUYERS EXCHANGE OFFER, WHICH TREATMENT IS DISCUSSED IN THE PRECEDING PARAGRAPH. If the Title Guaranty Exchange Offer qualifies as a reorganization for U.S. federal income tax purposes:

          (i) no gain or loss will be recognized by a U.S. Holder upon the exchange pursuant to the Title Guaranty Exchange Offer of such Subsidiary Shares solely for Shares, except with respect to the receipt of cash in lieu of fractional Shares;

          (ii) the aggregate adjusted tax basis of Shares received pursuant to the Title Guaranty Exchange Offer by a U.S. Holder (including fractional Shares deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Subsidiary Shares exchanged therefore, increased by gain recognized by the U.S. Holder and reduced by the amount of cash and the fair market value of any other property received by the U.S. Holder in the Title Guaranty Exchange Offer;

          (iii) the holding period of Shares received pursuant to the Title Guaranty Exchange Offer by a U.S. Holder (including fractional Shares deemed received and redeemed as described below) will include the holding period of the Subsidiary Shares exchanged therefore; and

          (iv) a U.S. Holder who receives cash in lieu of fractional Shares will be treated as having received such fractional Shares and then as having received such cash in redemption of such fractional Shares. Under Section 302 of the Code, provided such fractional Shares would have constituted a capital asset in the hands of such holder and provided such deemed redemption is "substantially disproportionate" with respect to such holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, such U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in such fractional Shares.

     THE SHARES

     Distributions of cash or property (other than Shares, if any, distributed pro rata to all shareholders of the Company) generally will be includible in ordinary income by a U.S. Holder in accordance with such U.S. Holder's method of tax accounting, to the extent such distributions are made from the current or accumulated earnings and profits of the Company. Such dividends will be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. The dividends received deduction is subject to certain limitations, though, and the benefit of such deduction may be reduced by the corporate alternate minimum tax. Corporate U.S. Holders should consult their own tax advisors regarding the availability of, and limitations on, the dividends received deduction. To the extent, if any, that the amount of any distribution by the Company exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. Holder's tax basis in the Shares and thereafter as capital gain. Upon the sale, exchange or redemption of Shares, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis. Such gain or loss will be capital gain or loss, provided that the U.S. Holder holds such Shares as a capital asset. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Stock exceeds one year and will be further reduced if such Shares were held for more than 18 months.

          BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

          Information reporting will apply to proceeds from the exchange of Home Buyers Shares for Shares and, if the Title Guaranty Exchange Offer constitutes a taxable exchange, the exchange of Title Guaranty Shares of Shares paid by a paying agent within the United States to a holder (other than an "exempt recipient," including a corporation, a payee that is a Non-U.S. Holder that provides an appropriate certification and certain other persons). A paying agent within the United States will be required to withhold 31% of any such payment within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number and to certify under penalties of perjury that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Company or otherwise fails to comply with such backup withholding requirements. Accordingly, each holder of Home Buyers Shares should complete, sign and submit a Substitute Form W-9 in order to avoid the imposition of such backup withholding.

     A 31% backup withholding tax and information reporting requirements apply to payments of dividends on, and to payments of the proceeds from the sale, exchange or redemption of securities to non-corporate U.S. Holders. A payor will be required to withhold 31% of any such payment on a Share to a U.S. Holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding requirements.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. PARTICIPANTS IN THE EXCHANGE OFFERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF ONE OR BOTH EXCHANGE OFFER, AS THE CASE MAY BE, TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, STATE, LOCAL AND FOREIGN TAX LAWS.


                                  LEGAL MATTERS

          The validity of the Shares offered hereby will be passed upon for the Company by White & Case LLP, Los Angeles, California.


                                     EXPERTS

          The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                      * * *

(outside back cover page)

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES, IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


TABLE OF CONTENTS

Available Information...................................................(i)
Incorporation of Documents by Reference.................................(i)
Forward-Looking Statements.............................................(ii)
Prospectus Summary........................................................1
Risk Factors..............................................................7
Capitalization............................................................9
The First American Financial Corporation..................................9
The Exchange Offers......................................................13
Use of Proceeds..........................................................18
Selling Shareholders.....................................................19
Plan of Distribution.....................................................22
Comparison of Company Shareholders' Rights
and Home Buyers Shareholders' Rights.....................................23
Comparison of Company Shareholders' Rights
and Title Guaranty Shareholders' Rights..................................27
Tax Matters..............................................................32
Legal Matters............................................................34
Experts..................................................................35




                                   Prospectus



                              262,152 COMMON SHARES





                               THE FIRST AMERICAN
                              FINANCIAL CORPORATION






                          OFFER BY FIRST AMERICAN TITLE
                          INSURANCE COMPANY TO EXCHANGE
                           COMMON SHARES OF THE FIRST
                       AMERICAN FINANCIAL CORPORATION FOR
                           EACH COMMON SHARE OF FIRST
                         AMERICAN HOME BUYERS PROTECTION
                        CORPORATION AND EACH COMMON SHARE
                        OF FIRST AMERICAN TITLE GUARANTY
                          HOLDING COMPANY NOT CURRENTLY
                          OWNED BY FIRST AMERICAN TITLE
                                INSURANCE COMPANY






                               Dated April 8, 1998

                                     PART II

                     Information Not Required in Prospectus

ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

          The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

          The Restated Articles of Incorporation of the Registrant provide that:
"The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

          The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

          Each of the Registrant's 1996 Stock Option Plan and its 1997 Directors' Stock Plan (each individually, the "Plan") provides that, subject to certain conditions, "The Company shall, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the [Compensation] Committee, and any [other] employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Company's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person."

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

4.1. Description of the Registrant's capital stock in Article Sixth of the Restated Articles of Incorporation of the First American Financial Corporation (contained in Exhibit 3).

4.2. Rights Agreement, incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.       Opinion of counsel regarding legality.

23.1.    Consent of independent accountants.

23.2.    Consent of counsel (contained in Exhibit 5).

24.      Power of Attorney.

99.      Form of Letter of Transmittal and instructions thereto.

ITEM 23.          UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on April 8, 1998.

                                                   THE FIRST AMERICAN FINANCIAL
                                                   CORPORATION



                                                   By:/s/ Parker S. Kennedy
                                                      -------------------------
                                                   Parker S. Kennedy, President
                                                   (Principal Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Date:  April 8, 1998                      By:/s/ D.P. Kennedy
                                             ----------------
                                             D.P. Kennedy, Chairman and Director



Date:  April 8, 1998                      By:/s/ Parker S. Kennedy
                                             ---------------------
                                             Parker S. Kennedy, President
                                               and Director


Date:  April 8, 1998                      By:/s/ Thomas A. Klemens
                                             ---------------------
                                             Thomas A. Klemens, Executive Vice
                                               President, Chief Financial
                                               Officer
                                             (Principal Financial and
                                               Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:  April 8, 1998                   By:/s/ George L. Argyros*
                                          ----------------------
                                          George L. Argyros, Director

Date:  April 8, 1998                   By:/s/ Gary J. Beban*
                                          ------------------
                                          Gary J. Beban, Director

Date:  April 8, 1998                   By:/s/ J. David Chatham*
                                          ---------------------
                                          J. David Chatham, Director

Date:  April 8, 1998                   By:/s/ William G. Davis*
                                          ---------------------
                                          William G. Davis, Director

Date:  April __, 1998                  By:_____________________
                                          James L. Doti, Director

Date:  April 8, 1998                   By:/s/ Lewis W. Douglas, Jr.*
                                          --------------------------
                                          Lewis W. Douglas, Jr., Director

Date:  April 8, 1998                   By:/s/ Paul B. Fay, Jr.*
                                          ---------------------
                                          Paul B. Fay, Jr., Director

Date:  April 8, 1998                   By:/s/ Dale F. Frey*
                                          -----------------
                                          Dale F. Frey, Director

Date:  April 8, 1998                   By:/s/ Anthony R. Moiso*
                                          ---------------------
                                          Anthony R. Moiso, Director

Date:  April __, 1998                  By:_____________________
                                          Rudolph J. Munzer, Director

Date:  April 8, 1998                   By:/s/ Frank O'Bryan*
                                          ------------------
                                          Frank O'Bryan, Director

Date:  April 8, 1998                   By:/s/ Roslyn B. Payne*
                                          --------------------
                                          Roslyn B. Payne, Director

Date:  April __, 1998                  By:____________________
                                          D. Van Skilling, Director

Date:  April __, 1998                  By:____________________
                                          Virginia Ueberroth, Director


*By:/s/ Mark R Arnesen
    -----------------------
    Mark R Arnesen
    Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

4.1. Description of the Registrant's capital stock in Article Sixth of the Restated Articles of Incorporation of the First American Financial Corporation (contained in Exhibit 3).

4.2. Rights Agreement, incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form 8 -A dated November 7, 1997.

5.                Opinion of counsel regarding legality.

23.1.             Consent of independent accountants.

23.2.             Consent of counsel (contained in Exhibit 5).

24.               Power of Attorney.

99.               Form of Letter of Transmittal and instructions thereto.